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                                                                      Exhibit 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Value Health, Inc. and Subsidiaries on Form S-8 (File Nos. 33-74002, 33-42969 and 33-310695) and on Form S-3 (File Nos. 33-85568, 33-89248 and 33-30082) of
our report dated February 19, 1997, except for Note 2, as to which the date is April 14, 1997, on our audits of the consolidated financial statements and financial statement schedule of Value Health, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which reports are included in this Annual Report on Form 10-K/A (Amendment No. 3).


/s/ Coopers and Lybrand L.L.P.


Hartford, Connecticut
May 9, 1997